Exhibit 10.2

June 14, 2016

Mr. Michael R. Dunn

c/o Regional Management Corp.

509 West Butler Road

Greenville, SC 29607

Re:	Chief Executive Officer Transition Matters

Dear Mike:

This Letter Agreement (the “Letter Agreement”), effective as of August 1, 2016 (the “Effective Date”), sets forth certain understandings, agreements, and obligations between you and Regional Management Corp. (the “Corporation”) related to your transition from Chief Executive Officer of the Corporation to Executive Chairman of the Board of Directors of the Corporation (the “Board”).

1. Appointment as Executive Chair. You will be appointed by the Board as Executive Chairman of the Board and will resign as Chief Executive Officer of the Corporation and any other officer or director positions you hold with its subsidiaries effective upon the appointment of Peter R. Knitzer as Chief Executive Officer of the Corporation. As Executive Chairman, you will remain an employee of the Corporation. Your duties as Executive Chairman will include working with the Chief Executive Officer on executive transition matters and such other duties and responsibilities as may be established by the Board that are consistent with the position of Executive Chairman. You will continue as Executive Chairman until December 31, 2016 (or such later date as may be mutually agreed to by you and the Board), at which time your employment with the Corporation shall terminate (such date, the “Termination Date”). Following the Termination Date, you will continue to serve as a member of the Board (in a non-employee capacity), subject to nomination for re-election by the Board and continued election by the Corporation’s stockholders.

2. Effect of Employment Agreement; Consideration. As you know, you and the Corporation entered into an Employment Agreement dated January 12, 2015 (the “Employment Agreement”), which sets forth certain terms and conditions related to your employment during the “Employment Period” as defined in the Employment Agreement. You and the Corporation acknowledge and agree that, as of the Effective Date and except as otherwise set forth in this Letter Agreement, the Employment Agreement will terminate, the rights and obligations thereunder of you and the Corporation will terminate as of such date, and you hereby agree to waive and release any rights or claims related to the Employment Agreement except as provided in this Letter Agreement. Notwithstanding the preceding sentence, however, the provisions of Article III (“Covenants”) (as modified by the next succeeding sentence) and Section 4.6 (“Choice of Law; Forum Selection; Jury Trial Waiver”) will continue in effect (consistent with the provisions of Section 3.12 of the Employment Agreement), and for the purposes of Article III, the “Employment Period” shall include such period during which you are employed by the Corporation as Executive Chairman through the Termination Date, notwithstanding the termination of the other provisions of the Employment Agreement or your ceasing to serve as Chief Executive Officer. Notwithstanding the foregoing, (i) nothing in this Letter Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and you acknowledge and understand that you do not need the prior authorization of the Corporation to make any such reports or disclosures and are not required to notify the Corporation that you have made or will make such reports or disclosures; and (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (X) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (Y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You agree that your transition from Chief Executive Officer to Executive Chairman (and any subsequent transition, such as to a non-employee director) is voluntary and does not constitute an “Involuntary Termination” under the Employment Agreement. You also acknowledge and agree that you are not entitled to any severance or other payments other than as provided in this Letter Agreement, including but not limited to under the provisions of Section 2.7 of the Employment Agreement. You further acknowledge that you are receiving valuable consideration in exchange for agreeing to the terms of this Letter Agreement.

3. Salary. In consideration for your services as Executive Chairman, you will be paid a monthly salary of $100,000 (pro-rated for any partial month). Such salary will be paid to you periodically in accordance with the normal payroll practices of the Corporation. Your right to salary will terminate upon the termination of your employment with the Corporation on the Termination Date.

4. Bonuses. You will remain eligible to receive (i) an “Annual Bonus” (as defined under the Employment Agreement) for the 2016 fiscal year, if and to the extent earned under the Corporation’s Annual Incentive Plan, as amended, if employed by the Corporation on December 31, 2016, and (ii) a “Completion Bonus” (as defined under the Employment Agreement) in an amount of up to $500,000, as determined by the Compensation Committee of the Board (the “Committee”), subject to your continued employment with the Corporation through December 31, 2016. Consistent with the terms of the Employment Agreement, the Completion Bonus will be payable solely at the discretion of the Committee based upon a review of your performance, taking into consideration those factors that the Committee may establish or otherwise deem relevant, including but not limited to your contributions to the Corporation’s financial performance and the accomplishment of the Corporation’s short-term and long-term strategic objectives. The Annual Bonus and the Completion Bonus, each if earned as provided herein, will be paid no later than March 10, 2017, and, with respect to the Annual Bonus, otherwise in accordance with the terms of the Annual Incentive Plan.

5. Long-Term Incentive Awards. As you know, you have been granted certain long-term incentive awards under the Corporation’s 2011 Stock Incentive Plan (the “2011 Plan”) and 2015 Long-Term Incentive Plan (the “2015 Plan,” and, together with the 2011 Plan, the “Stock Plans”) and related award agreements. For the purposes of the Stock Plans and related nonqualified stock option agreements, your employment or service will be deemed to continue in effect as long as you are an employee of or in service to the Corporation, and your transition from employee to non-employee director will not be deemed a termination under such Stock Plans and option agreements. Your option agreements shall be deemed amended if and to the extent necessary to conform to the foregoing or to the provisions of Section 6 below. Consistent with the Committee’s authority under the 2015 Plan, with respect to the performance-contingent restricted stock unit awards and cash-settled performance share/unit awards granted under the 2015 Plan, such awards will continue to vest only while you remain an employee of the Corporation through the Termination Date, and your eligibility to earn such awards (or portions thereof) will be determined based on the Termination Date and the provisions of the related award agreements, including the pro-rata vesting provisions and the attainment of the performance goals specified therein. Your performance-contingent restricted stock unit agreements and cash-settled performance share/unit agreements will be deemed amended if and to the extent necessary to conform to the foregoing. Provided you are employed by the Corporation through November 24, 2016, the Corporation acknowledges and agrees that any termination of your employment with the Corporation other than for “Cause” (as defined under the applicable Stock Plan and related award agreement) after November 24, 2016 will be treated as a “Retirement” and a “Qualifying Termination” under all of the Stock Plans (as such terms are defined under the Stock Plans).

6. Attorney Fee Reimbursement; Other Benefits; Employment At-Will. The Corporation shall pay the reasonable fees and expenses of your attorney not to exceed $10,000 in connection with the review and negotiation of this Letter Agreement. Your entitlement to benefits under other benefit plans and programs will be as provided in Section 2.5(a) of the Employment Agreement. You acknowledge and agree that your employment is at-will and may be terminated by you or the Corporation, for any reason or no reason, at any time; provided that, if the Corporation terminates your employment other than for “Cause” (as defined under the applicable Stock Plan and related award agreement) prior to November 24, 2016, such termination will be treated as a “Retirement” and a “Qualifying Termination” under all of the Stock Plans (as such terms are defined under the Stock Plans).

7. Withholding and Taxes. All amounts payable or that become payable under this Letter Agreement will be subject to any deductions and withholdings previously authorized by you or required by law. You will be responsible for any and all taxes resulting from the benefits provided under the Letter Agreement and/or the Employment Agreement. The Corporation makes no undertakings regarding, and has no obligation to achieve, any certain tax results for you related to the benefits provided herein.

8. Waiver and Release. You acknowledge and agree that the Corporation may at any time require, as a condition to receipt of benefits payable under this Letter Agreement, that you (or a representative of your estate) execute a waiver and release discharging the Corporation and its subsidiaries, and their respective affiliates, and its and their officers, directors, managers, employees, agents and representatives and the heirs, predecessors, successors and assigns of all of the foregoing, from any and all claims, actions, causes of action or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to your employment, or the ending of your employment with the Corporation or the benefits thereunder, including, without limitation, any claims under this Letter Agreement or other related instruments. The waiver and release will be in a form determined by the Corporation and shall be executed prior to the expiration of the time period provided for payment of such benefits.

9. Indemnification. You will continue to be indemnified and held harmless by the Corporation for any third-party claims made against you as an employee, executive and/or director of the Corporation in accordance with the Corporation’s amended and restated bylaws in effect on the date hereof.

10. Compensation as a Non-Employee Director. In the event that you cease to serve as Executive Chairman (or in any other employee capacity) but remain a member of the Board as a non-employee director, you will be entitled to such compensation and benefits as may be established from time to time by the Board for non-employee directors.

11. Amendment and Termination; Entire Agreement. This Letter Agreement may be amended or terminated by a written agreement between you and the Chairman of the Committee, acting on behalf of the Corporation. Except as otherwise provided herein, this Letter Agreement contains the entire agreement of you and the Corporation related to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and you and the Corporation have made no agreements, representations or warranties related to the subject matter of this Letter Agreement that are not set forth herein.

12. Compliance with Code Section 409A; Recoupment, Ownership and Other Policies or Agreements. The Corporation and you agree that you both will cooperate in good faith so that no compensation paid to you by the Corporation under this Agreement will violate Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; provided, however, that, you acknowledge and agree that in the event that this Letter Agreement or any benefit described herein shall be deemed not to comply with Code Section 409A, then neither the Corporation, the Board, the Committee nor its or their designees or agents shall be liable to you or other persons for actions, decisions or determinations made in good faith. As a condition to entering into this Letter Agreement, you agree that you will abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Corporation, each as in effect from time to time and to the extent applicable to you from time to time. In addition, you will be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply at any time to you under applicable law.

On behalf of the Board and the Corporation, we thank you for your service as Chief Executive Officer and look forward to your continued service as Executive Chairman. If the terms of this Letter Agreement are acceptable, please sign the letter below and return it to me at your earliest opportunity.

Sincerely,

/s/ Steven J. Freiberg

Steven J. Freiberg
Chairman of the Compensation Committee of the Board of Directors

I have read and understand the provisions of this Letter Agreement and I hereby agree to the terms of the Letter Agreement.

Signature:

/s/ Michael R. Dunn
Michael R. Dunn

Date: June 14, 2016

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